Exhibit 10(a)
February 16, 2007
Matthew S. Lewis
CheckFree Corporation
4411 East Jones Bridge Road
Norcross, GA 30092
Dear Matt:
Your employment with CheckFree Corporation and CheckFree Services Corporation, together with their parent and subsidiaries (“CheckFree”) will terminate on February 23, 2007. Effective as of February 23, 2007, you will cease to be an Executive Vice President of CheckFree Corporation, as Executive Vice President and General Manager of CheckFree Services Corporation, or as an officer of any CheckFree subsidiary, parent, affiliate, or related entity.
To assist with your transition, the following severance package will be available, contingent on returning all company property, continuing professional performance and conduct, and completing and returning the attached Separation Agreement and General Release document to Human Resources as detailed below.
SEVERANCE PAY:
You will receive fifty-two (52) weeks of severance provided you sign and return the attached Separation Agreement and General Release (“Release”) document within ten (10) days from this notification, February 23, 2007. Payments will be made during the regular payroll cycle, which would make the last payable day February 23, 2008; provided, however, that under no circumstances will any severance payments be made beyond March 15, 2008. Your severance will not begin until you execute the Release document. If you find subsequent employment during this severance period, you must notify CheckFree. Your severance payments will end the pay period following your start date of new employment.
BENEFITS:
Medical and Dental Coverage - If you have previously elected and are currently participating in these programs, Medical and Dental will end on the last day of the pay period of your severance payments. However, if you become eligible for other healthcare coverage during the severance period, you must notify CheckFree. The healthcare benefits under CheckFree will end the pay period following your effective date of new healthcare coverage.

Matthew W. Lewis

February 16, 2007
You will receive an information package from Wausau regarding COBRA coverage. This paperwork needs to be completed and returned as soon as possible, but no later than 60 days from the date of Wausau’s notice. You have the option of discontinuing COBRA coverage at anytime.
Life Insurance — Regular group term life insurance ends on your last day of active employment. You may elect to convert your group life insurance coverage into an individual policy. The forms necessary for electing conversion will be provided to you.
Supplemental Life Insurance — If you have elected the voluntary Supplemental Life Insurance, it will also end on your last day of active employment. This benefit is portable; therefore, if you wish to continue the Supplemental Life coverage you must complete the forms provided to you.
401(k) Retirement Savings Plan - If you are currently enrolled in the 401(k) Plan, your contributions to the Plan will end on your last day of active employment. The money you have invested in the Plan will remain invested as you have previously directed, or you may choose to have your funds distributed. To receive the necessary paperwork or for additional information, please contact Sun Trust at 1-800-453-4015. You may want to consult a tax accountant before electing a rollover or withdrawal of funds.
Flexible Spending Accounts - If you are participating in the Flexible Spending Account program (healthcare or dependent), it will end on your last day of active employment. You have 90 days after your termination date to submit expenses to UHC (incurred before your termination date) for reimbursement.
Disability Insurance - Short-Term and Long-Term Disability coverage ends on your last day of active employment.
Long-Term Care — Long-Term Care, if you have previously enrolled and are currently participating, ends on your last day of active employment. This coverage is portable; therefore, if you wish to continue Long-Term Care coverage you must complete the forms provided to you.
Stock Purchase Plan — If you are participating in this plan, all contributions that have not already been used to purchase shares will be returned to you with your final paycheck. Other questions can be directed to Fidelity Stock Plan Services at 800-544-9354.
Employee Assistance Plan (EAP) — The EAP benefits will continue through the severance period.
PC Purchase — PC loan repayments may continue through the severance period. The balance however, must be paid in full before or with the last severance check.

Matthew W. Lewis

February 16, 2007
Stock Options — Pursuant to CheckFree’s 1995 Stock Option Plan, your vested stock options, if not exercised, will expire 30 days after your termination date from CheckFree. Pursuant to CheckFree’s 2002 Stock Incentive Plan, your vested stock options, if not exercised, will expire 90 days after your termination date from CheckFree. Please log in to your Fidelity account on netbenefits.fidelity.com or contact a Fidelity Stock Plan Services Representative at 1-800-544-9354 prior to expiration of the options. Options are deemed to be exercised as of the date payment is received.
INDEMNIFICATION OBLIGATIONS:
CheckFree agrees and acknowledges that it will continue to abide by any and all indemnification rights, obligations and agreements to which you are a party in accordance with their terms.
UNEMPLOYMENT:
You may be eligible for unemployment compensation based on the rules of the state in which you live. Please contact the Georgia unemployment office.
CheckFree appreciates your efforts and wishes you success in future endeavors. Should you have any additional questions, please contact Deborah N. Gable at (678) 375-1640.
Sincerely,
/s/ David E. Mangum
David E. Mangum
Executive Vice President and Chief Financial Officer
Attachments: Separation Agreement and General Release

Matthew W. Lewis

February 16, 2007
CHECKFREE CORPORATION
INDIVIDUAL SEPARATION AGREEMENT AND GENERAL RELEASE
     THIS AGREEMENT AND GENERAL RELEASE (also referred to herein as “Agreement”) is made and entered into by and between Matthew S. Lewis for himself or herself, his or her dependents, heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as “Employee”) and CHECKFREE CORPORATION, CHECKFREE SERVICES CORPORATION, their subsidiaries, parents, affiliates, and related entities, and their agents, employees, representatives, attorneys, officers, directors, owners, insurers, successors, assigns, and employee benefit plans (hereinafter collectively referred to as “Employer”).
W I T N E S S E T H
     Employee and Employer are terminating their employment relationship and desire to settle fully and finally all differences between them which may arise out of or relate to Employee’s employment with Employer and all other claims Employee has through the date of this Agreement.
     NOW THEREFORE, in consideration of the promises and releases herein contained, it is agreed as follows:
1. In consideration of the promises undertaken and the releases given herein by Employee, Employer agrees that, upon the execution of this Agreement, Employer will pay to Employee his or her salary as severance pay through February 23, 2007, (“Severance Payment”) and other consideration set forth in David Mangum’s February 16, 2007 Separation Letter; provided, however, that said Severance Payment will be paid in equal payments on the regular, periodic pay days of Employer, and each individual check will be netted to reflect all legally-required deductions. The Severance Pay will be paid at the same annual level of salary as in effect as of the date of Employee’s receipt of this Agreement. Employee understands that the Severance Pay is being offered as additional consideration for signing this Agreement and that this is a benefit to which Employee would not have been entitled had Employee not signed this Agreement.
2. In consideration for the promises made hereunder, Employee hereby fully, finally, and forever releases, remises, waives, and discharges Employer of and from all claims, demands, actions, causes of actions, suits, damages, losses and expenses, of any and every nature whatsoever, as a result of any actions or omissions occurring through the effective date of this Agreement. Specifically included in this release, remise, waiver and discharge are, among other things, any and all claims for employment discrimination, harassment, and retaliation, any claims for alleged underpayment of wages and employment benefits incurred during or as a result of the employment relationship between Employee and Employer, and including, specifically, any claims arising from that employment relationship or otherwise under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Equal Pay Act, and 42 U.S.C. § 1981, or any other federal, state or local statute, rule or regulation relating to employment rights, as well as any claims for alleged wrongful discharge, negligence, intentional infliction of emotional distress, breach of contract, fraud, or any other alleged unlawful behavior, conduct, or

CheckFree Services Corporation Individual Separation Agreement and General Release CONFIDENTIAL Page 4 of 10

Matthew W. Lewis

February 16, 2007
omissions, the existence of which is denied by Employer. Additionally, Employee agrees to release, remise, waive and discharge Employer of and from any and all of the aforementioned claims upon which Employee may have a right to recover in any lawsuit brought by any other person on Employee’s behalf or which includes Employee in any class. Specifically excluded from this release, remise, waiver and discharge are any claims to enforce Employee’s rights pursuant to this Agreement and David Mangum’s February 16, 2007 Separation Letter and the severance payments, benefits and indemnity agreements and obligations referenced therein.
3. Employee also agrees not to institute a lawsuit against Employer in regard to any claims, demands, causes of action, suits, damages, losses and expenses, arising from acts or omissions made by or before the date of execution of this Agreement, and Employee will ask no other person or entity to initiate such a lawsuit on his or her behalf. Further, Employee agrees that if he or she has already instituted a suit or an administrative complaint or charge in regard to any such claims, he or she will immediately withdraw or dismiss such suit, complaint or charge. Nothing in the above release, remise, or waiver and discharge, however, is intended to waive any of the Employee’s entitlement to any already-vested benefits under any applicable pension plan.
4. Employee affirms his or her obligations under the Confidentiality and Noncompetition Agreement, or other applicable agreement which is attached hereto as Attachment A, to keep all proprietary information of Employer confidential, to refrain from solicitation of Employer’s employees, and to refrain from competing with Employer in the manner and for the period as provided thereunder. Employee further states in accordance with Employee’s existing and continuing obligations to Employer that Employee has returned or will immediately return to Employer, on or before Employee’s termination date, all property of Employer, including, but not limited to, files, records, computer access codes, and computer programs, instruction manuals, business plans, and other property, including, computers, computer equipment and peripherals, pagers, cell phones and security access badges which Employee obtained, retained, prepared or helped to prepare in connection with Employee’s employment with Employer. If Employee does not return such property, Employer shall be entitled to offset its value against any payments due Employee hereunder.
5. Employee affirms his or her obligations under the Associate PC Purchase Loan Agreement (PC Loan) to repay Employer, if applicable, and hereby authorizes Employer to deduct the amount outstanding under the PC Loan from amounts due to him or her hereunder.
6. The parties agree that following the termination of Employee’s employment with Employer they will refrain from making negative comments about, or otherwise disparaging, the other, specifically, the Employee agrees not to make negative comments about or disparage any of the Employer’s products or services to the general public, clients or potential clients and/or employees of Employer.
7. This Agreement shall not be construed as an admission by Employer of any liability, or any acts of wrongdoing, or the violation of any federal, state or local law, ordinance or regulation, nor shall it be considered as evidence of any such alleged liability, wrongdoing, or violation of any federal, state or local law, ordinance or regulation.

CheckFree Services Corporation Individual Separation Agreement and General Release CONFIDENTIAL Page 5 of 10

Matthew W. Lewis

February 16, 2007
8. Except as set forth herein, Employer and Employee agree, as a matter of current and specific intent, that this Agreement terminates all aspects of the relationship between them for all time, except as specifically referenced in this Agreement and David Mangum’s February 16, 2007 Separation Letter and as follows: Employee may seek further employment with Employer, but Employee acknowledges that Employer has no legal or equitable obligation whatsoever to hire Employee for reinstatement, employment, re-employment, consulting or other similar status. Further, if Employee is hired, reinstated or offered consulting, Employer shall have, after the Employee’s new start date, no further obligation to pay the Employee any remaining amount of the Severance Payment. If the Employee is offered further employment, after the Employee’s new start date Employee recognizes that his or her relationship with the Employer shall be an ‘at will’ relationship and, further, the Employer is not restricted from terminating Employee’s employment for cause.
9. The nature and terms of this Agreement are strictly confidential and shall not be disclosed by Employee at any time to any person other than his or her lawyer and accountants without the prior written consent of Employer, except as necessary in any legal proceedings brought to enforce the provisions and terms of this Agreement, to prepare and file income tax returns, or pursuant to court order after a notice to Employer. If either Employer or Employee are asked about the termination of the relationship by parties outside Employer’s group of employees and agents who have a legitimate business reason to know of the terms hereof, they will respond only to confirm the Employee’s dates of employment and the Employee’s position title.
10. This Agreement shall be interpreted, enforced, and governed under the laws of the State of Georgia. Its provisions are severable, and if any part of the Agreement is found to be unenforceable, the remainder of the Agreement will continue to be valid and effective.
11. Employee affirms that the only consideration received by Employee for entering into this Agreement is as stated herein and in David Mangum’s February 16, 2007 Separation Letter, and that no other promise, representation or agreement of any kind whatsoever has been made to, or relied upon by, Employee in connection with Employee’s execution of this Agreement. Employee further acknowledges that he or she has read the entire Agreement and fully understands the meaning and intent of the Agreement, including, but not limited to, its final and binding effect in relation to the general release of all claims.
12. Employee further acknowledges that he or she has been advised by Employer to consult with an attorney in connection with this Agreement. Employee further acknowledges that he or she was given at least forty-five (45) days from the time he or she first received this Agreement within which to consider whether to sign it. Additionally, Employee acknowledges that he or she will have seven (7) days from the date of the execution of this Agreement by Employee within which to change his or her mind and revoke the Agreement, upon which event the payments and other obligations of Employer will cease. Employee acknowledges and agrees that any revocation of this Agreement must be made in writing and delivered within the seven-day revocation period to:
Deborah N. Gable
Vice President, Human Resources
CheckFree Corporation

CheckFree Services Corporation Individual Separation Agreement and General Release CONFIDENTIAL Page 6 of 10

Matthew W. Lewis

February 16, 2007
4411 East Jones Bridge Road
Norcross, Georgia 30092
Employee further acknowledges that the effective date of this Agreement will be the eighth (8th) day after it has been executed by Employee.
13. Unless as limited or prohibited by applicable law, if Employee breaches this Agreement by suing Employer on any claim released hereunder, Employee will pay all costs and expenses of defending against the suit incurred by Employer, including attorneys’ fees.
14. Employee acknowledges that pursuant to the terms of this Agreement he or she is not entitled to any other payments, compensation, or fringe benefits of any kind whatsoever after the date of this Agreement other than as provided herein and in David Mangum’s February 16, 2007 Separation Letter, except that Employee will be provided with the proper written notification of Employee’s rights under COBRA to elect to continue insurance for a specified period of time at Employee’s own cost.
15. If the Employee is being paid Severance Payments for twenty-six (26) weeks or more, the parties agree that the Severance Payments will cease immediately upon the Employee’s commencing any new full-time permanent employment. Employee agrees that he or she will promptly notify Employer of the start date of his or her new employment.
16. If the Employee continues participation in CheckFree’s medical and/or dental programs during the severance period, the parties agree that upon the Employee’s eligibility for other medical and/or dental coverage, the coverage with CheckFree will cease immediately upon the Employee’s effective date of the new medical and/or dental coverage. Employee agrees that he or she will promptly notify Employer of the start date of his or her new medical and/or dental coverage.
17. Employee agrees to fully cooperate with Employer in any and all investigations, inquiries or litigation whether in any judicial, administrative, or public, quasi-public or private forum, in which Employer is involved, whether or not Employee is a defendant in such investigations, inquiries, proceedings or litigation. Employee shall provide such truthful testimony, background information, and other support and cooperation as Employer may reasonably request and Employer shall reimburse Employee for his actual, reasonable costs incurred, provided that such costs have been preapproved by Employer.
18. The parties hereby warrant and represent that they have not made any false statements or misrepresentations in connection with this Agreement. Employee further warrants and represents that he or she has not assigned or transferred to any person or entity not a party to this Agreement any claim or right released hereunder, and Employee shall defend, indemnify, and hold harmless Employer from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation has commenced) based on or in connection with or arising out of any such assignment or transfer made by the Employee.
19. The terms of this Agreement shall not be amended or changed except in writing and signed by Employee and a duly-authorized agent of Employer.
20. Employee warrants, represents, and acknowledges that this Agreement is entered into by Employee knowingly and voluntarily as an act of Employee’s own free will; that Employee is of sound mind; that Employee

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Matthew W. Lewis

February 16, 2007
has been given time to consult with a lawyer before signing; that Employee is laboring under no physical, psychological, or mental infirmity which would affect his or her capacity either to understand the terms of this Agreement or to freely enter into and be bound by the provisions of this Agreement.

[INTENTIONALLY LEFT BLANK]

CheckFree Services Corporation Individual Separation Agreement and General Release CONFIDENTIAL Page 8 of 10

Matthew W. Lewis

February 16, 2007

RECEIPT: I acknowledge receipt of a copy of this Agreement this 22nd day of February, 2007. /s/ Matthew S. Lewis Signature for Purposes of Receipt Only
     BY SIGNING THIS AGREEMENT IN THE SPACE PROVIDED BELOW, I STATE THAT I HAVE PERSONALLY READ THE FOREGOING AGREEMENT, AND I AM VOLUNTARILY AND KNOWINGLY ENTERING INTO THE TERMS AND PROVISIONS CONTAINED IN IT, WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.
          EMPLOYEE:

Matthew S. Lewis
Matthew S. Lewis (Printed Name)
/s/ Matthew S. Lewis
Matthew S. Lewis (Signature)
Date:	February 22, 2007

          EMPLOYER:

CHECKFREE SERVICES CORPORATION
By:	/s/ David E. Mangum

Title:	Executive Vice President and Chief Financial Officer

Date:	February 22, 2007

CheckFree Services Corporation Individual Separation Agreement and General Release CONFIDENTIAL Page 9 of 10

Matthew W. Lewis

February 16, 2007
ATTACHMENT A
CONFIDENTIALITY AND NONCOMPETITION AGREEMENT
(OR OTHER APPLICABLE AGREEMENT)
Attached hereto is the Employee’s (check one):
     1) Confidentiality and Noncompetition Agreement,   X
     2) Other applicable agreement,          or
     3) No agreement applies.

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